Exhibit 10.42

PARTIAL RELEASE AND AGREEMENT

     This PARTIAL RELEASE AND AGREEMENT (“Agreement”) is made and entered into by and between ROY C. CUNY, SMITH & WESSON HOLDING CORPORATION (“S&W”) and STINGER SYSTEMS, INC.

RECITALS

     WHEREAS, Roy C. Cuny and S&W were parties to an Executive Employment Agreement, dated October 22, 2002;

     WHEREAS, pursuant to the terms of Section 4 of the Executive Employment Agreement, Cuny, for good and valuable consideration, agreed to a confidentiality provision and restrictive covenants not to compete and not to interfere with S&W’s customers and employees;

     WHEREAS, Cuny and S&W severed their employment relationship by entering into a Resignation and Release Agreement, executed by Cuny on November 19, 2004;

     WHEREAS, pursuant to the terms of the Resignation and Release Agreement, Cuny, for good and valuable consideration, reaffirmed the reasonableness and necessity of the confidentiality provision and restrictive covenants of the Executive Employment Agreement, which were incorporated by reference in the Resignation and Release Agreement;

     WHEREAS, the confidentiality provision and restrictive covenants survived the Resignation and Release Agreement and remain in full force and effect today;

     WHEREAS, Cuny and Stinger Systems desire to enter into an employment relationship without violating or inducing a breach of Cuny’s covenant not to compete with S&W; and

     WHEREAS, S&W is willing to waive as set forth herein Cuny’s covenant not to compete.

COVENANTS

     THEREFORE, in consideration of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Recitals and Representations. The parties hereby acknowledge the correctness and accuracy of the foregoing recitals. Cuny represents and warrants that he has complied, at all times, with the terms of the restrictive covenants as they are both reasonable and enforceable.

     2. Payment. Upon execution of this Agreement, Stinger Systems shall pay S&W an amount equal to $152,000. That sum represents a reimbursement of $100,000 in severance compensation, $27,000 in fringe benefits, and $25,000 in expenses paid to or on behalf of Cuny under the Resignation and Release Agreement through December 31, 2004. Stinger Systems shall pay this sum via a wire transfer on or before January 10, 2005.

     3. Partial Release and Waiver of Claims and Rights to Payment.

          (a) Except as limited by Paragraphs 4 and 5 of this Agreement, S&W for itself and on behalf of its subsidiaries, related, and affiliated companies, and the predecessors,

successors, and assigns of each of the foregoing, hereby releases Cuny and Stinger Systems from any and all claims, charges, complaints, liabilities, and obligations that it may have against Cuny and/or Stinger Systems arising out of Cuny’s covenant not to compete contained in Section 4.1 of the Executive Employment Agreement. This release shall be limited to Stinger Systems’ and Cuny’s negotiations and Cuny’s subsequent employment with Stinger Systems, effective January 1, 2005.

          (b) Cuny, for himself and, as applicable, his respective agents, heirs, beneficiaries, attorneys, successors, and assigns, hereby fully, forever, irrevocably, and unconditionally releases S&W, its subsidiaries, related, and affiliated companies, their predecessors, successors, and assigns, and the past and current directors and officers of each and all of the foregoing from any and all payments or claims to payments, which he may have against any of the foregoing parties, whether now known or unknown, and whether asserted or unasserted, arising out of the terms of the Executive Employment Agreement and/or the Resignation and Release Agreement. Cuny understands and agrees that this release discharges any obligation S&W has to make additional payments to him or for his benefit under the Executive Employment Agreement and/or the Resignation and Release Agreement, including, but not limited to, additional severance pay, benefits, and expense reimbursements. Notwithstanding the foregoing, Cuny and S&W’s obligations under Section 3, titled Assistance and Cooperation in Litigation and Investigations, of the Resignation and Release Agreement shall remain in full force and effect.

          (c) The parties acknowledge and agree that, except as expressly modified herein, this Agreement shall not discharge, release, or otherwise alter any obligation Cuny owes to S&W, its subsidiaries, related, and affiliated companies, or the successors and assigns of any of the foregoing.

          (d) This release may be pled as a complete bar to any claim hereafter brought with respect to the matters released herein. This release does not waive claims that may arise after the date of this Agreement as executed to the extent those claims have not been released herein.

          (e) The parties acknowledge and agree that the consideration each is receiving under this Agreement is sufficient consideration to support the release of all entities identified in this Paragraph 3, and that said consideration is in addition to anything of value to which each is already entitled.

     4. Enforceability of Certain Restrictive Covenants. Cuny acknowledges that, during the term of his employment with S&W, he was provided access to core strategic and competitive information at a very senior level. Cuny acknowledges that Section 4 of the Executive Employment Agreement includes, among other things, covenants not to solicit or interfere with the employees and customers of S&W, its subsidiaries, related, and affiliated companies; not to disclose trade secrets or confidential business information; and not to disparage S&W and its subsidiaries, related and affiliated companies. Employee hereby reaffirms the reasonableness and necessity of those covenants and agrees that they survive both his termination and this Agreement, are hereby incorporated by reference into this Agreement, and thus remain in effect upon the execution of this Agreement. Cuny and Stinger Systems agree that these covenants are reasonable and enforceable, and that the release in paragraph 3 above shall not discharge Cuny’s ongoing obligations to comply with those covenants.

          Stinger Systems represents and warrants that it will not, directly or indirectly, request, direct, counsel, or condone any breach or threatened breach by Cuny of those restrictive covenants. Stinger Systems further represents and warrants that it will not, directly or indirectly, recruit, solicit, or attempt to solicit for employment as an employee or independent contractor any individual who was an employee of S&W or one of its subsidiaries, related, or affiliated companies as of December 1, 2004.

     5. Continuing Covenant Not to Compete.

          (a) In the event that Cuny’s anticipated employment with Stinger Systems terminates, regardless of the reason, prior to the expiration of 24 months after the Resignation Date, as defined in the Resignation and Release Agreement, the terms of the covenant not to compete set forth in Section 4.1 of the Executive Employment Agreement shall remain fully and completely enforceable as to any other company, firm, entity, or person.

          (b) In the event that Stinger Systems shall, directly or indirectly (whether as a parent, subsidiary, or affiliate of a company) engage in the manufacture or sale of handguns, rifles, shotguns, handcuffs, or restraints (of the type manufactured by S&W as of the date of this Agreement) prior to the expiration of 24 months after the Resignation Date, as defined in the Resignation and Release Agreement, the terms of the covenant not to compete set forth in Section 4.1 of the Executive Employment Agreement shall become fully and completely enforceable for the remainder of the 24-month period.

     6. Venue. The parties hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement or any actions contemplated hereby shall be brought in a court of competent jurisdiction located in Massachusetts. The parties hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper venue and any claim that such courts are an improper forum. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any suit, action, or proceeding.

     7. Severability. Should any of the provisions of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     8. Authority – No Assignment of Claims. The parties represent and warrant that each has the sole right and exclusive authority to execute this Agreement and that each has not sold, assigned, pledged, transferred, encumbered, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Agreement. Cuny specifically represents and warrants that he has not sold, assigned, pledged, transferred, encumbered, conveyed, or otherwise disposed of any right or interest in any payment from S&W.

     9. Entire Agreement. This Agreement sets forth the entire agreement between the parties thereto and fully supersedes any and all prior agreements pertaining to the subject matter hereof, other than the Executive Employment Agreement and the Resignation and Release Agreement, to the extent the terms of those documents are not expressly modified herein.

     10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     11. Attorneys’ Fees. In the event of any litigation between the parties hereto arising out of the terms, conditions, and obligations in this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees incurred in connection with such litigation.

     12. Construction. This Agreement has been negotiated by the parties. Each party (if it or he so desired) has consulted with legal counsel about the terms, conditions, and effect of this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

     13. Waiver. The waiver by any party of a breach of this provision of this Agreement by another shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

     14. Amendment. This Agreement may only be amended in a writing signed by Cuny and the respective Chairs of the Boards of Directors of S&W and Stinger Systems.

     15. Successors and Assigns. This Agreement shall be binding upon Cuny and his respective heirs, trustees, administrators, representatives, executors, successors, and assigns. This Agreement shall be binding upon S&W and Stinger Systems and their respective subsidiaries, related, and affiliated companies, and their representatives, successors, and assigns.

ROY C. CUNY
/s/ Roy C. Cuny

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Barry M. Monheit

Its:	Chairman

STINGER SYSTEMS, INC.

By:	/s/ T. Yates Exley

Its:	Vice Chairman and CFO

4